Exhibit 2.4

Interest Bearing Demand Promissory Note dated as of    •   , 2002
Issued by Computershare Trust Company of Canada,
as Trustee of Paramount Energy Trust, in favour of
Paramount Resources Ltd. in the
Principal Amount of Thirty Million Dollars ($30,000,000)

Amount:	$30,000,000.00

Due:	On Demand

Re:	Funding Agreement dated as of • , 2002 among Paramount Resources Ltd., Paramount Energy Operating Corp., as trustee for and on behalf of Paramount Operating Trust, and Computershare Trust Company of Canada, as trustee for and on behalf of Paramount Energy Trust (by its agent Paramount Energy Operating Corp.)

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned unconditionally and irrevocably promises to pay to or to the order of PARAMOUNT RESOURCES LTD., (in this Promissory Note together with any person to whom it assigns this Promissory Note called the “Holder”) at the principal offices of the Holder in Calgary, Alberta, ON DEMAND the principal sum of Thirty Million Dollars ($30,000,000.00), and to pay interest on the principal sum from the date hereof, at a rate per 365-day period equal to the Prime Rate from time to time plus 1.875%, until the said principal sum and interest thereon is paid in full. A change in the Prime Rate will simultaneously cause a corresponding change in the interest payable hereunder. All interest payable by the undersigned hereunder shall accrue from day to day, shall be payable after as well as before maturity, demand, default and judgment and if not demanded earlier shall be payable on the last day of each month. The principal sum and interest shall be payable at the offices of the Holder in Calgary, Alberta, or at such other place in Canada or to such other bank or to such bank account as the Holder shall designate to the undersigned in writing.

The principal of deemed reinvestment of interest shall not apply to any interest calculation in respect of this Promissory Note and the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. If any amount due hereunder (including, without limitation, any interest payment) is not paid when due, the undersigned shall pay interest on such unpaid amount (including, without limitation, interest on interest), from the date that such amount is due until the date that such amount is paid in full at the same rate as aforesaid and such interest shall accrue daily, be calculated and compounded on the last day of each calendar month and shall be payable on demand, as well after as before maturity, demand, default and judgment. “Prime Rate” herein means the annual rate of interest announced from time to time by Bank of Montreal as its reference rate then in effect for determining interest rates on Canadian dollar denominated commercial loans made by it in Canada.

This Promissory Note may be endorsed and transferred by the Holder. All references to currency herein shall be to lawful money of Canada. This Promissory Note shall be deemed to have been made and shall be construed in accordance with the laws of the Province of Alberta and shall be treated in all respects as an Alberta contract.

     Recourse under this Promissory Note against Computershare Trust Company of Canada, as trustee for and on behalf of Paramount Energy Trust, shall be limited to and satisfied only out of the “Trust Fund” (as defined in the First Amended and Restated Trust Indenture made effective as of August 1, 2002 relating to Paramount Energy Trust).

     In the event that any day on or before which any action is required to be taken hereunder is not a business day in Calgary, Alberta, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day in Calgary, Alberta.

The undersigned hereby waives presentment for payment, dishonour, notice of protest and notice of non-payment of this Promissory Note.

Dated at the City of Calgary, in the Province of Alberta, as of the    •    day of      •     , 2002.

COMPUTERSHARE TRUST COMPANY OF CANADA, as trustee for and on behalf of PARAMOUNT ENERGY TRUST

Per:

Per: